Exhibit 5.1

ACCOUNTANTS’ CONSENT

The Board of Directors of Vitran Corporation Inc.

We consent to the use of our audit report to the Shareholders dated January 31, 2003 on the consolidated balance sheets of the Corporation as at December 31, 2002 and 2001 and the consolidated statements of earnings, retained earnings and cash flows for each of the years in the three-year period ended December 31, 2002 incorporated by reference in the preliminary short form base prep prospectus and registration statement on Form F-10 dated November 26, 2003.

We also consent to the use of our audit report to the Board of Directors dated January 31, 2003 on the consolidated balance sheets of the Corporation as at December 31, 2002 and 2001 and the consolidated statements of earnings, retained earnings and cash flows for each of the years in the three-year period ended December 31, 2002 which are included in the annual report on Form 20-F incorporated by reference in the preliminary short form base prep prospectus and registration statement on Form F-10 dated November 26, 2003.

We also consent to the use of our audit report to the Board of Directors dated January 31, 2003 on the Reconciliation to United States GAAP — Additional Disclosures of the Corporation as at December 31, 2002 and 2001 and for each of the years in the three-year period ended December 31, 2002 incorporated by reference in the preliminary short form base prep prospectus and registration statement on Form F-10 dated November 26, 2003.

/s/   KPMG LLP

Chartered Accountants

Toronto, Canada
November 26, 2003